Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is effective as of April 8, 2024 (“Effective Date”), by and between Gain Therapeutics, Inc. (“Company”) and Gene Mack, MBA (“Executive”).

WHEREAS, the Company desires to retain the services of Executive as Senior Vice President, Chief Financial Officer as further set forth in this Agreement; and

WHEREAS, Executive desires to serve the Company in such capacity, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

1.	EMPLOYMENT BY THE COMPANY

1.1.         Position. Subject to terms set forth herein, the Company agrees to employ Executive in the position of Chief Financial Officer, and Executive hereby accepts such employment. At the Company’s request, Executive shall serve the Company and/or its subsidiaries and affiliates in such other capacities in addition to the foregoing as the Company shall designate, provided that such additional capacities are consistent with Executive’s position as the Company’s Chief Financial Officer. In the event that Executive serves in any one or more of such additional capacities, Executive’s compensation shall not automatically be increased on account of such additional service beyond that specified in this Agreement.

1.2.         Duties and Exclusivity. Executive: (i) shall serve as the Company’s Senior Vice President, Chief Financial Officer, with responsibilities, duties, and authority usual and customary for such position, subject to direction by the Company’s Chief Executive Officer; (ii) shall report directly to the Chief Executive Officer; and (iii) agrees promptly and faithfully to comply with all reasonable and lawful directions from the Chief Executive Officer and all present and future Company policies. During his employment with the Company, Executive shall devote his best efforts and substantially all of his time and attention to the business of the Company, except as provided in Section 4 below and vacation periods and periods of illness or other incapacities in accordance with the Company’s employment policies. Nothing in this section prevents Executive from (1) engaging in additional activities in connection with personal investments and community affairs, and (2) serving as a member of the board of directors of no more than one (1) organization that is not a competitor of the Company and is approved by the Board; provided such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement, violate the Company’s standards of conduct then in effect, comply with the Company’s insider trading policies, or raise a conflict under the Company’s conflict of interest policies.

1.3.         Location. Executive’s primary office location shall be at the Company’s corporate offices in the Washington, DC metropolitan area, with remote work allowed at Executive’s primary residence in the state of New Jersey on a regular and continuous basis. The Company reserves the right to reasonably require Executive to perform his duties at places other than at his primary office location from time to time, and to require reasonable business travel.

1.4.         Term. The term of this Agreement shall commence on the Effective Date and shall continue until terminated in accordance with Section 6.

1.5.         Policies and Procedures. The employment relationship between the parties shall be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion; provided that if the terms of this Agreement differ from or are in conflict with the Company’s personnel policies or procedures, this Agreement shall control.

2.	COMPENSATION

2.1.         Base Salary. For services rendered by Executive pursuant to this Agreement, Executive shall receive an annualized base salary of three hundred seventy thousand US dollars (US$370,000) as may be adjusted from time to time by the compensation committee of the Board at its discretion (“Base Salary”), payable in accordance with the Company’s regular payroll schedule, less any payroll withholding and deductions in accordance with applicable law.

2.2.         Annual Bonus. During Executive’s employment with the Company, and as determined by the Board in its sole discretion, Executive shall be eligible for an annual incentive cash bonus (“Annual Bonus”) with a target of thirty-five percent (35%) of the Base Salary (“Target Bonus”). The actual Annual Bonus earned in any particular year may be more or less, including zero, than the Target Annual Bonus based on the achievement of corporate goals established and approved by the Board and personal goals agreed with the Chief Executive Officer, the achievement of which is determined at the discretion of the Board and the Chief Executive Officer, respectively. The Executive must remain employed by the Company through the date of payment in order to remain eligible for such Annual Bonus.

2.3.         Long-Term Equity Incentives.

(a)            Initial Equity Incentive Grant. As a material inducement to enter into and undertake employment pursuant to this Agreement, the Company shall grant to Executive on the Effective Date a non-qualified stock option to purchase 200,000 shares of common stock (“Common Stock”) of the Company (the “Option”), at an exercise price per share equal to the fair market value of the Common Stock on the date of grant of such Option and vesting over a four (4) year period from the Effective Date, with 25% vesting on the first anniversary of the Effective Date, and the balance vesting in equal monthly installments over the remainder of the vesting period; and

(b)            The Company understands that Executive would not accept employment with the Company but for the granting of the inducement award as set forth in subsection (a) above (the “Inducement Award”). Such Inducement Award shall be granted pursuant and subject to the terms of the Company’s 2021 Inducement Equity Incentive Plan and the standard form of option agreement thereunder, pursuant to the “inducement grant exception” provided under Nasdaq Listing Rule 5635(c)(4) and Nasdaq IM-5635-1. The Company shall provide to Executive copies of the Company’s 2021 Inducement Equity Incentive Plan and applicable award agreement.

(c)            Executive shall be eligible for additional equity incentive grants as determined by the Board in its sole discretion from time to time.

2.4.         Business and Entertainment Expenses. Subject to the Company’s standard policies and procedures for expense reimbursement as applied to its executive employees generally, the Company shall reimburse Executive for, or pay on behalf of Executive, reasonable out-of-pocket expenses for Company-related travel, entertainment, professional licensing, continuing education and other expenses incurred by Executive on behalf of the Company.

2.5.         Other Company Benefits. Executive shall be eligible to participate in all employee benefit plans, practices and programs maintained by the Company and made available to its similarly situated executives. Executive shall also be eligible to accrue annual vacation in accordance with the Company’s standard policies and as otherwise provided for senior executive officers, as may be amended from time to time, but in no event less than twenty (20) working days. Working days are all calendar days with the exception of Saturdays, Sundays and the designated Company holidays.

3.	INSURANCE AND INDEMNIFICATION

1.1          Life, Disability and Key Man Insurance. In the event the Company establishes plans for life, disability and key man insurance, Executive shall be eligible to participate in those plans pursuant to the terms and conditions of those plans and their applicability to employees such as Executive.

3.1.         D&O Insurance. The Company shall obtain and maintain at the Company’s expense during the term of this Agreement liability insurance for the directors and officers of the Company (D&O insurance) for any acts or omissions of Executive covered by the applicable insurance policy in an amount comparable to other companies in the biotechnology industry with a similar risk profile.

3.2.         Indemnification. The Company and Executive acknowledge that they have entered into a separate indemnification agreement in the form attached as Exhibit A, and the Company shall indemnify Executive in accordance with the terms of such agreement.

4.	OUTSIDE ACTIVITIES DURING EMPLOYMENT

4.1.         Exclusive Employment. Executive shall not engage in any business activity which, in the reasonable judgment of the Chief Executive Officer or the Board, is likely to interfere with Executive’s ability to discharge his duties and responsibilities to the Company. Executive may engage in civic and not-for-profit activities and participate in industry associations, including by joining civic boards and boards of industry associations so long as such activities do not materially interfere with the performance of his duties hereunder. As of the Effective Date, Executive does not serve on any board of directors of for-profit companies except as set forth in Exhibit B. During the term of this Agreement, Executive may join the board of directors of for-profit companies with the prior approval of the Board.

4.2.         No Adverse Interests. Except as permitted by Section 4.3, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise, or engage in any business that creates a conflict of interest with his duties of loyalty to the Company.

4.3.         Non-Competition during Term of Agreement. During the term of this Agreement, except on behalf of the Company or as expressly authorized by the Board, Executive shall not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by him to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, he or his immediate family may own, as a passive investor, securities of any competitor corporation, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation.

5.	CONFIDENTIAL INFORMATION, NON-COMPETITION AND NON-SOLICITATION

As a condition of employment, Executive agrees to execute and abide by the Gain Therapeutics, Inc. Employee Confidential Information And Inventions Assignment Agreement attached hereto as Exhibit C (“CIIAA”), which is incorporated herein by reference, as may be amended by the parties from time to time, and which contains provisions that are intended by the parties to survive and that do survive termination or expiration of this Agreement, including certain non-solicitation and non-competition covenants.

6.	TERMINATION OF EMPLOYMENT

6.1.         Definitions. For purposes of this Section 6, the following terms have the following meanings:

“Accrued Obligations” means (i) Executive’s earned but unpaid Base Salary through the Termination Date; (ii) a lump-sum payment for any accrued but unused vacation days; and (iii) any unpaid expense or other reimbursements due pursuant to Section 2.4 hereof.

“Beneficiary” means the designee(s) listed in Exhibit D who are entitled to receive payments under Section 6.3 upon the death of Executive.

“Cause” means (i) Executive’s conviction of, or plea of guilty or nolo contendere to, any felony or any crime involving theft, embezzlement, dishonesty or moral turpitude; (ii) any act by Executive constituting willful misconduct, deliberate malfeasance, dishonesty, unethical conduct or gross negligence in the performance of his duties; (iii) Executive’s willful and continued failure to perform any of the duties of his position (which has not been cured within thirty (30) days following the first written notice from the Company describing such failure in reasonable detail); or (iv) any material breach (which has not been cured within thirty (30) days following the first written notice from the Company describing such breach in reasonable detail) by Executive of this Agreement or any other agreement between Executive and the Company or any of its affiliates.

“Change of Control” means the occurrence of any of the following: (i) any third party or group of third parties becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; provided that if the third party or group of third parties is already deemed to own more than 50% of the total fair market value or total voting power, then the acquisition of additional stock by such third party or group of third parties shall not constitute an additional Change in Control; (ii) the stockholders of the Company approve a plan of complete liquidation of the Company; (iii) the sale or disposition of all or substantially all of the Company’s assets; or (iv) a merger, consolidation or reorganization of the Company with or involving any other entity, other than a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least a 50% of the combined voting power of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization owned in approximately the same proportion of such ownership by each of the prior shareholders as prior to the transaction.

“Change of Control Period” means the period starting on the date of a Change of Control and ending twelve (12) months after a Change of Control.

“Change of Control Termination” means a termination of this Agreement during the Change of Control Period by the Company without Cause, by Executive for Good Reason, or due to Executive’s death or Disability.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Disability” means Executive’s becoming incapacitated for a period of at least one hundred eighty (180) days in the aggregate during any twelve (12) month period by accident, sickness or other circumstance that renders Executive mentally or physically incapable of performing the material duties and services required of Executive hereunder on a full-time basis during such period, or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law.

“Good Reason” means: (i) any material diminution of Executive’s authority, duties or responsibilities or the assignment to Executive of duties or responsibilities which are materially inconsistent with Executive’s position; (ii) a material reduction by the Company in Executive’s Base Salary other than a reduction that is also applicable in a substantially similar manner and proportion to the other senior executives of the Company; (iii) any material breach of this Agreement by the Company; or (iv) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company which, for purposes of this provision, shall be a material breach of this Agreement, provided, however, that, any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if: (1) Executive gives the Company written notice of his intent to terminate for Good Reason within thirty (30) days following the later of (x) the first occurrence of the condition(s) that he believes constitute(s) Good Reason or (y) Executive becoming aware of such condition(s), which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); (3) the Company has not, prior to receiving such notice from Executive, already informed Executive that his employment with the Company is being terminated; and (4) Executive voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.

“Pro-Rata Annual Bonus” means an amount equal to (i) the Annual Bonus that Executive would have been eligible to receive for the calendar year that includes the Termination Date if his employment hereunder had continued (as determined by the Board based upon the actual achievement of the applicable performance goals), multiplied by (ii) a fraction, the numerator of which is the number of days he was employed hereunder during such year and the denominator of which is the number of days in such year.

“Release” means the execution of a separation agreement, including a general release of claims, with reasonable and customary terms, in the form presented by the Company; provided, however, that in the event that the Severance Benefits (as defined below) shall be provided under this Agreement following Executive’s death, then the Release shall be revised as appropriate for Executive’s Beneficiary to execute.

“Severance Period” means the period starting on the Termination Date and ending six (6) months after the Termination Date, or, in the event of a Change of Control Termination, the period starting on the Termination Date and ending twelve (12) months after the Termination Date.

“Stock Awards” means the Inducement Award and any future stock options, RSUs, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.

“Termination Date” means the date on which this Agreement and Executive’s employment hereunder terminates.

6.2.         Termination of Agreement. This Agreement and Executive’s employment with the Company is terminable at will by the Company or by Executive for any reason or no reason, each by written notice to the other party effective upon receipt or on a later termination date agreed with the other party. In addition, this Agreement terminates upon death or Disability of Executive.

6.3.         Terminations with Severance.

(a)            If the Company terminates this Agreement without Cause three months after the Effective Date or thereafter, or Executive terminates this Agreement for Good Reason, or this Agreement terminates upon death or Disability of Executive, the Company shall pay or award to Executive (or his Beneficiaries upon termination for the death of Executive) the Accrued Obligations on the Termination Date, and subject to execution and non-revocation of the Release by Executive (or Executive’s Beneficiary in the event of Executive’s death), on the date on which the Release may no longer be revoked, the following payments and severance benefits (“Severance Benefits”):

(i)            an amount equal to Executive’s Base Salary in effect immediately prior to the Termination Date that would be payable to Executive if this Agreement continued during the applicable Severance Period;

(ii)           upon a Change of Control Termination, the Pro-Rata Annual Bonus and the amount of the Target Annual Bonus that would accrue during the applicable Severance Period;

(iii)          for the applicable Severance Period, the cost of continuation coverage pursuant to COBRA or applicable state continuation coverage laws, for Executive and his eligible dependents who were covered under the Company’s health insurance plans as of the date of the termination of this Agreement (provided that Executive shall be solely responsible for all matters relating to his continuation of coverage pursuant to COBRA or any corresponding state law, including, without limitation, his election of such coverage and his timely payment of premiums);

(iv)            if this Agreement is terminated pursuant to a Change of Control Termination, acceleration of vesting of all of Executive’s outstanding unvested Stock Awards. The provisions concerning vesting pursuant to this subsection (iv) is hereby deemed to be a part of all equity incentive grants, including the Inducement Award and any future stock options, RSUs, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof, (each a “Stock Award”) and to supersede any less favorable provision in any agreement or plan regarding such Stock Award.

(b)            Notwithstanding anything herein, if this Agreement is terminated pursuant to Executive’s death or Disability and if the Company has paid for or provided the Executive with life insurance or long-term disability insurance coverage as set forth in Section 3.1, then the amount paid pursuant to such insurance shall be credited against the amount of the Severance Benefits payable by the Company pursuant to Section 6.3(a)(i), (ii) and (iv).

(c)            As a condition precedent to receipt of any Severance Benefits, Executive shall provide the Company with the executed and effective Release, within the time period stated therein, but in no event later than sixty (60) days after the date of Executive’s termination from employment and must no longer be subject to revocation. Upon execution of the Release, Executive shall be entitled to Severance Benefits described herein. As a further condition to receipt of any Severance Benefits, Executive must comply with Executive’s post-termination obligations under this Agreement and the CIIAA.

6.4.         Terminations without Severance. If this Agreement is terminated by Executive without Good Reason or by the Company for Cause, Executive shall be provided with the Accrued Obligations, but no other payments or severance benefits.

6.5.         Cooperation Obligations.

(a)            Resignation from Positions. Upon the termination of Executive's employment for any reason, Executive shall immediately resign from each position held with the Company and its affiliates as of the Termination Date, if requested to do so by the Company, subject to any applicable legal requirements regarding such resignation.

(b)            Transition Activities. After delivery or receipt by Executive of any notice of termination, and for a reasonable period following any termination of this Agreement (to include any period for which Executive has been provided Base Salary as a severance benefit), Executive shall fully cooperate with the Company in all matters relating to the winding up of Executive’s pending work and the orderly transfer of any such pending work to such other employees as may be designated by the Company.

(c)            Return of the Company’s Property. If the Company has delivered or received a notice of termination of this Agreement, the Company shall have the right, at its option, to require Executive to vacate his offices and to cease all activities on the Company’s behalf prior to the effective date of termination. Upon the termination of this Agreement, as a condition to Executive’s receipt of any post- termination benefits described in this Agreement, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other tangible and intangible property belonging to the Company, it being distinctly understood that all such lists, books and records, and other property, are the property of the Company. Executive shall deliver to the Company a signed statement certifying compliance with this Section 6.5 prior to the receipt of any Severance Benefits described in this Agreement.

(d)            Litigation. After the termination of this Agreement, Executive shall cooperate with the Company in responding to the reasonable requests of the Company’s Chairman of the Board, Chief Executive Officer or General Counsel, in connection with any and all existing or future litigation, arbitrations, mediations or investigations brought by or against the Company, or its or their respective affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which the Company reasonably deems Executive’s cooperation necessary or desirable. In such matters, Executive agrees to provide the Company with reasonable advice, assistance and information, including offering and explaining evidence, providing sworn statements, and participating in discovery and trial preparation and testimony. Executive also agrees to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by Executive in connection with any such legal proceedings, unless Executive is expressly prohibited by law from so doing.

(e)            Expenses and Fees. The Company shall reimburse Executive for reasonable out- of-pocket expenses incurred by Executive as a result of his cooperation with the obligations described in this Section 6.5 (b) and (d), within thirty (30) days of the presentation of appropriate documentation thereof, in accordance with the Company’s standard reimbursement policies and procedures. Except as provided in the preceding sentence, Executive shall not be eligible for any compensation for activities performed pursuant to this Section 6.5 during the applicable Severance Period. In the event the Company requests extensive time from the Executive in connection with this Section 6.5 (b) and/or (d) not within the Severance Period, the Company shall pay Executive a compensation for activities performed based on an hourly rate of 160th of Executive’s monthly Base Salary immediately preceding the termination of employment (the “Fees”). In performing obligations under this Section 6.5(b) and (d) following termination of this Agreement, Executive agrees and acknowledges that he shall be serving as an independent contractor, not as a Company employee, and he shall be entirely responsible for the payment of all income taxes and any other taxes due and owing as a result of the payment of Fees, shall not be eligible to participate in any Company benefit plans while performing such services.

6.6.         Modification of Payments.

(a)            In the event it is determined that any payment, right or distribution by the Company or any other person or entity to or for the benefit of Executive pursuant to the terms of this Agreement or otherwise, in connection with, or arising out of, his employment with the Company or a change in ownership or effective control of the Company or a substantial portion of its assets (a “Payment”) is a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) on account of the aggregate value of the Payments due to Executive being equal to or greater than three times the “base amount,” as defined in Section 280G(b)(3) of the Code, (the “Parachute Threshold”) so that Executive would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) and the net after-tax benefit that Executive would receive by reducing the Payments to the Parachute Threshold is greater than the net after-tax benefit Executive would receive if the full amount of the Payments were paid to Executive, then the Payments payable to Executive shall be reduced (but not below zero) so that the Payments due to Executive do not exceed the amount of the Parachute Threshold, reducing first any Payments under Section 6.3(a) hereof.

(b)            The Company hereby agrees that, for purposes of determining whether any payment and benefits set forth in Section 6.3(a) above would be subject to the Excise Tax, the non- compete set forth in the CIIAA above shall be treated as an agreement for the performance of personal services. The Company hereby agrees to indemnify, defend, and hold harmless Executive from and against any adverse impact, tax, penalty, or excise tax resulting from the Company or accountant’s attribution of a value to the non-compete set forth in the CIIAA that is less than the total compensation amount that would be disclosed under Item 402(c) of Securities and Exchange Commission Regulation S-K if Executive had been a “named executive officer” of the Company in the year prior to year of the event that triggers the Excise Tax, to the extent the use of such lesser amount results in a larger Excise Tax than Executive would have been subject to had the Company or accountant attributed a value to the non-compete set forth in the CIIAA that is at least equal to the total compensation amount disclosed under Item 402(c) of Securities and Exchange Commission Regulation S-K for such year.

6.7.         Section 409A.

(a)            Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall either be exempt from the requirements of Section 409A of the Code (“Section 409A”) or shall comply with the requirements of such provision.

(b)            Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A, any payments or arrangements due upon a termination of Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided, without interest, on the earlier of (i) the date which is six (6) months after Executive’s “separation from service” (as such term is defined in Section 409A and the regulations and other published guidance thereunder) for any reason other than death, and (ii) the date of Executive’s death.

(c)            After any Termination Date, Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company.

7.	GENERAL PROVISIONS

7.1.         Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery or receipt if delivered by mail or courier service, to the Company at its primary office location and to Executive at his address as listed on the Company payroll or Executive’s then current place of abode.

7.2.         Confidentiality. Unless publicly disclosed by the Company, Executive shall hold the provisions of this Agreement in strictest confidence and shall not publicize or disclose this Agreement in any manner whatsoever; provided, however, that Executive may disclose this Agreement: (a) to Executive’s immediate family; (b) in confidence to his attorneys, accountants, auditors, tax preparers, and financial advisors; (c) insofar as such disclosure may be necessary to enforce its terms or as otherwise permitted or required by law. In particular, and without limitation, Executive agrees not to disclose the terms of this Agreement to any current or former employee of the Company.

7.3.         Reasonableness of Restrictions. Executive acknowledges and agrees that (a) he has read this Agreement in its entirety and understands it, (b) the limitations imposed in this Agreement and the CIIAA do not prevent him from earning a living or pursuing his career following the termination of this Agreement, and (c) the restrictions contained herein and therein are reasonable, proper, and necessitated by the Company’s legitimate business interests. Executive represents and agrees that he is entering into this Agreement and the CIIAA freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

7.4.         Arbitration and Remedies. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of Executive’s employment with the Company or out of this Agreement, or Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, Executive Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association by a single arbitrator selected in accordance with said rules; provided however, that this dispute resolution provision shall not apply to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy and further shall not apply to discrimination, harassment, or retaliation claims to the extent prohibited by applicable law. As it may be impossible to assess the damages caused by violation of this Agreement or any of its terms, the parties agree upon the threatened or actual violation of this Agreement or any of its terms the aggrieved party shall have the right to obtain injunctive relief from a court, without bond and without prejudice to any other rights and remedies for a breach or threatened breach of this Agreement. The location for the arbitration shall be the Washington, D.C. metropolitan area. Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. To the extent applicable law prohibits mandatory arbitration of discrimination, harassment, and/or retaliation claims, in the event Executive intends to bring multiple claims, including a discrimination, harassment, and/or retaliation claim, the discrimination, harassment, and/or retaliation claim may be publicly filed with a court, while any other claims shall remain subject to mandatory arbitration. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided however, that at Executive’s option, Executive may voluntarily pay up to one-half the costs and fees. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By election arbitration as the means for final settlement of all claims (other than the Excluded Claims), the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion shall be made for trial by jury.

7.5.         Surviving Clauses. Sections 3.2, 3.3, 5, 6, 7 (including the definitions of any defined terms referenced therein) shall survive any termination or expiration of this Agreement.

7.6.         Severability. In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, the parties agree that the court shall read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law. If the court declines to enforce this Agreement in the manner provided in this Section 7.6, Executive and the Company agree that this Agreement shall be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and Executive agrees to be bound by this Agreement as modified. In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

7.7.         Waiver. If either party should waive any breach of any provisions of this Agreement or fail to enforce performance by the other party, he or it shall not thereby be deemed to have waived any preceding or succeeding breach or performance of the same or any other provision of this Agreement. Any such waiver shall be effective only if made in writing and signed by the Party waiving such breach or performance.

7.8.         Complete Agreement; Amendment. This Agreement and its Exhibits, constitute the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. This Agreement replaces all previous agreements regarding the service relationship of Executive with the Company. It is entered into without reliance on any promise or representation other than those expressly contained herein. This Agreement cannot be modified or amended except in a writing signed by an authorized representative of the Company and Executive.

7.9.         Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together shall constitute one and the same Agreement.

7.10.       Assignment; Assumption by Successor; Non-transferability of Interest.

(a)            The Company may assign this Agreement, without the consent of Executive, to any business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Agreement, the “Company” shall mean the Company as herein defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b)            None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

(c)            Notwithstanding the foregoing Section 7.10(b), this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, the Beneficiaries or Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts under Section 6 of this Agreement would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Beneficiaries or Executive’s devisee, legatee or other designee or, should there be no such designee, to Executive’s estate.

7.11.       Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.12.       Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

7.13.       Choice of Law. All questions concerning the construction, validity, interpretation of this Agreement shall be governed by the laws of Maryland as applicable to contracts made and wholly performed within Maryland by residents of that state.

[Signatures to follow on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

GAIN THERAPEUTICS, INC.:

/s/ Matthias Alder
Name:	Matthias Alder
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Gene Mack
Name:	Gene Mack, MBA

Exhibit A

Indemnification Agreement

Exhibit B

Board of Directors Appointments

None.

Exhibit C

GAIN THERAPEUTICS, INC. EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

As a condition of my employment or engagement with Gain Therapeutics, Inc., its subsidiaries, affiliates, successors or assigns (together the "Company"), and in consideration of (i) being offered continued employment with the Company under the Amended and Restated Employment Agreement and my receipt of the compensation now and hereafter paid to me by Company, including an increased salary and target bonus opportunity, (ii) being offered the opportunity to invest in or otherwise hold equity interests in the Company, if applicable, and in such event, receipt of distributions related thereto; and (iii) the Company’s agreement in Section 1(a)(i), I agree to the following terms and conditions of this Confidential Information and Invention Assignment Agreement (the "Agreement"):

1.	Confidential Information.

(a)            Company Information.

(i)            The Company agrees that it shall make available to me that Confidential Information of the Company that shall enable me to optimize the performance of my duties to the Company. In exchange, I agree to use such Confidential Information solely for the Company’s benefit. Notwithstanding the preceding sentence, I agree that upon the termination of my employment or engagement, the Company shall have no obligation to provide or otherwise make available to me any of its Confidential Information. I understand that "Confidential Information" means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Confidential Information also consists of any and all information of a confidential, proprietary, private, or secret nature which may apply or relate in any way to (A) the business, past, present or future, of the Company, including but not limited to customer lists, contacts, vendors, mark-ups, profit/overhead percentages, any spreadsheet or computer-generated data regarding the project or business; (B) the operating, governance and/or ownership, past, present or future of the Company, including the operating agreement of the Company; (C) the research and development activities of the Company; (D) the business of any Client or Potential Client (as defined in Section 10 below) or such Client’s or Potential Client’s affiliates, including Third Party Information of such Client or Potential Client. Confidential Information also includes all intellectual property created, invented or developed by employees of the Company that has not been made generally available to the public by the Company in its sole discretion. I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act or omission of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

(ii)            I agree at all times during the term of my employment or engagement and thereafter, to hold in strictest confidence, and not to use, except for the exclusive benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Company, any Confidential Information of the Company. I understand that nothing in this Agreement is intended to affect my rights under Section 7 of the National Labor Relations Act.

(iii)           Notwithstanding anything in this Agreement to the contrary, I acknowledge that I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law.   In addition, I acknowledge that I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Furthermore, in the event I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the trade secret to my attorney and use the trade secret information in the court proceeding, if I file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with the Defend Trade Secrets Act of 2016 (the “Act”) or create liability for disclosures of trade secrets that are expressly allowed by the Act.

(iv)           I agree that I shall not use, acquire or disclose, except as otherwise authorized by the Company, or misappropriate, any Personal Information that I receive, possess, have access to, or come into contact with, during or subsequent to my employment or engagement with the Company. I also agree to read, understand, and fully comply with the terms and conditions of the Company’s security policies which have been instituted in accordance with applicable state or federal data security laws. “Personal Information” means first name and last name or first initial and last name in combination with any one or more of the following data elements that relate to such resident: (A) Social Security number; (B) driver's license number or state-issued identification card number; or (C) financial account number, or credit or debit card number, with or without any required security code, access code, personal identification number or password, that would permit access to a resident’s financial account; provided, however, that “Personal Information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

(b)            Former Employer Information. I agree that I shall not, during my employment or engagement with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer, contractor or other person or entity and that I shall not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, contractor, person or entity unless consented to in writing by such employer, person or entity.

(c)            Third Party Information. I recognize that the Company has received and in the future shall receive from third parties (including but not limited to Clients or Potential Clients) their confidential information or proprietary information (including but not limited to consulting relationship, product development, potential acquisitions or dispositions of business or facilities) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. (“Third Party Information”) I agree to hold all such Third Party Information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

(d)            Agreement to Notify About a Request for Information. I further agree that if any person or entity requests, subpoenas, or otherwise attempts to obtain Confidential Information within my custody or control, or within the custody or control of anyone operating on my behalf, I shall notify Company immediately and shall cooperate fully in any legal action by Company seeking protection against disclosure.

(e)            Unauthorized Use. I agree to notify the Company immediately if I obtain information as to any unauthorized possession, use or disclosure of any Confidential Information, and further agree to cooperate fully with the Company in protecting such Confidential Information.

2.	Copyrights.

(a)            All right, title and interest, including but not limited to copyright, throughout the world, in and to all materials, results and proceeds prepared by me during my employment and during any prior or subsequent engagement of me by the Company shall be vested solely and exclusively in the Company, which for copyright purposes shall be deemed the author thereof. All such materials, results and proceeds shall be deemed a “work made for hire” for the Company and the Company shall be deemed the sole author thereof automatically upon their creation, as contemplated by Section 101 of the United States Copyright Act of 1976, as amended. In the event the materials, results and proceeds are deemed not to be a work made for hire, I hereby irrevocably grant, sell, transfer and assign to the Company in perpetuity throughout the universe and in all media channels of distribution now or hereinafter known or devised, all of my rights, title and interest under copyright (and all extensions and renewals of copyright) and otherwise in and to such materials, results and proceeds, effective automatically as of the creation thereof. The Company shall have the sole and exclusive right, but not the duty, to use, and to authorize others to use said materials, rights and proceeds in any and all manner, media and channels of distribution now or hereinafter known or created throughout the world in perpetuity, without any obligation, financial or otherwise, to me. The Company shall have the right to adapt, arrange, rearrange, add to, or subtract from, such materials and to combine the same with any materials of whatever nature, and I hereby waive any right of “droit moral” or any similar right.

(b)            I understand that I may not copy, change or use the Company’s copyrighted materials, including any work or drafts of work I produced, for my own benefit or for the benefit of any person or entity other than the Company. I understand this is the case even if the Company or a Client or Potential Client rejects, changes, or declines to use any work or drafts I produced during my employment or engagement with the Company.

3.	Inventions.

(a)            Inventions Retained and Licensed. I have attached hereto, as Appendix A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as "Prior Inventions"), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. I agree that I shall not incorporate, or permit to be incorporated, any Prior Invention owned by me or in which I have an interest in a Company product, process or machine without the Company’s prior written consent. Notwithstanding the foregoing sentence, if, in the course of my employment or engagement with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

(b)            Assignment of Inventions. I agree that I shall promptly make full written disclosure to the Company, shall hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company or otherwise engaged by the Company (collectively referred to as "Inventions"), except as provided in Section 3(c) below. I understand and agree that the decision whether or not to commercialize or market any Invention developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty shall be due to me as a result of the Company’s efforts to commercialize or market any such Invention. I understand that I may not copy, change or use any Inventions for my own benefit or for the benefit of any person or entity other than the Company. I understand this is the case even if the Company or a Client or Potential Client rejects, changes, or declines to use the Invention.

(c)            Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company shall not apply to any invention that I have developed entirely on my own time without using the Company’s equipment, supplies, facilities, trade secret information or Confidential Information except for those inventions that either (i) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company or (ii) result from any work that I performed for the Company. I shall advise the Company promptly in writing of any inventions that I believe meet the foregoing criteria and not otherwise disclosed on Appendix A.

4.	Maintenance of Records.

I agree to keep and maintain adequate and current written records of all Inventions, materials, results and proceeds made by me (solely or jointly with others) during the term of my employment or engagement with the Company. The records shall be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records shall be available to and remain the sole property of the Company at all times.

5.	Patent and Copyright Registrations.

I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including, but not limited to, the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

6.	Conflicting Employment or Engagement.

(a)            I am not subject to any contractual restriction or obligation that shall in any way limit my activities on behalf of the Company or prevent me from performing all of the terms of this Agreement, except as expressly disclosed below:

[None]

(b)            I hereby represent and warrant to the Company that I have no continuing contractual obligations to any previous employer or any other party (i) with respect to any Developments, (ii) that require me not to use or disclose information to the Company (other than the confidential information of a prior employer), or (iii) that require me to refrain from competing directly or indirectly with the business of such previous employer or other party, except as expressly disclosed below:

[None]

(c)            I represent, warrant and covenant that, in the course of my employment with the Company, I shall not (i) breach any continuing contractual obligation that I have to any previous employer or any other party, including, without limitation any of the agreements that I have listed above, or (ii) use or disclose any trade secret or other proprietary right of any previous employer or any other party.

(d)            I agree that, during the term of my employment or engagement with the Company, I shall not engage in any other employment, occupation or consulting activity that conflicts with my obligations to the Company, as determined by the Company in its sole discretion, or which involves the use or disclosure of any Company Confidential Information, Copyrights or Inventions.

7.	Returning Company Documents.

I agree that, at the time of leaving the employ or engagement of the Company, or at any other time as the Company may request, I shall deliver to the Company (and shall not keep in my possession, recreate or deliver to anyone else) any and all Confidential Information including devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment or engagement with the Company or otherwise belonging to the Company, its successors or assigns or the Company’s customers or Clients or Potential Clients, including, but not limited to, those records maintained pursuant to paragraph 4.

8.	Notification of New Employer or Contractor.

In the event that I leave the employ or engagement of the Company, I hereby grant consent to notification by the Company to my new employer or contractor about my rights and obligations under this Agreement.

9.	Solicitation of Employees.

I agree that for a period of twelve (12) full months immediately following the termination of my relationship with the Company for any reason, I shall not hire any employees of the Company and I shall not, either directly or indirectly, solicit, induce, recruit or encourage any of the Company’s employees or independent contractors to leave their employment or negatively alter their relationship with the Company, or take away, hire, engage, or attempt to hire or engage, such employees or independent contractors, or attempt to solicit, induce, recruit, encourage or take away employees or independent contractors of the Company, either for myself or for any other person or entity.

10.	Covenant Not to Solicit or Compete.

(a)            I agree that during the course of my employment or engagement and for a period of twelve (12) full calendar months immediately following the termination of my relationship (the “Restricted Period”) with the Company, I shall not, directly or indirectly, as an officer, director, employee, consultant, owner, partner, or in any other capacity, without the prior written consent of the Company: (i) solicit, induce or attempt to induce any Client or Potential Client, to terminate, diminish, or materially alter in a manner harmful to the Company its relationship with the Company, (ii) solicit or assist in the solicitation of any Client or Potential Client to induce or attempt to induce such Client or Potential Client to purchase or contract for any Conflicting Services (as defined below), (iii) hold an ownership interest of more than 2% of equity securities in any Competitive Organization (as defined below) that provides Conflicting Services, or (iv) solicit, perform, or provide, or attempt to perform or provide Conflicting Services, or assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services.

(b)            For purposes of this Agreement, “Client or Potential Client” is defined any person or entity who or which, at any time during the one (1) year period prior to my contact with such person or entity as described in Sections 10(a)(i)-(ii) above if such contact occurs during my employment or, if such contact occurs following the termination of my employment, during the one (1) year period prior to the date my employment with the Company ends: (i) contracted for, was billed for, or received from the Company any product, service or process with which I worked directly or indirectly during my employment by the Company or about which I acquired Confidential Information; (ii) was in contact with me or in contact with any other employee, owner, or agent of the Company, of which contact I was or should have been aware, concerning the sale or purchase of, or contract for, any product, service or process with which I worked directly or indirectly during my employment with the Company or about which I acquired Confidential Information; or (iii) was solicited by the Company in an effort in which I was involved or of which I was aware.

(c)            For purposes of this Agreement, “Conflicting Services” is defined as any product, service, or process or the research and development thereof, of any person or organization other than the Company that directly competes with a product, service, or process, including the research and development thereof, of the Company with which I worked directly or indirectly during my employment by the Company or about which I acquired Confidential Information during the last two (2) years of my employment or engagement with the Company.

(d)            For the purposes of this Agreement, “Competitive Organization” is defined as any person or organization, including me, engaged in, or about to become engaged in, research on or the acquisition, development, production, distribution, marketing, or providing, of any product, process, or service of any person or organization other than the Company, in existence or under development, which is identical to, substantially the same as, or an adequate substitute for any product, process, or service of the Company, in existence or under development, on which I work directly or indirectly during the last two (2) years of my employment or engagement with the Company or about which I acquired Confidential Information, worldwide.

(e)            I acknowledge that I shall derive significant value from the Company’s agreement in Section 1(a)(i) to provide me with that Confidential Information of the Company to enable me to optimize the performance of my duties to the Company. I further acknowledge that my fulfillment of the obligations contained in this Agreement, including, but not limited to, my obligation neither to disclose nor to use the Company’s Confidential Information other than for the Company’s exclusive benefit and my obligation not to compete contained in subsection (a) above, is necessary to protect the Company’s Confidential Information and, consequently, to preserve the value and goodshall of the Company. I further acknowledge the time and scope limitations of my obligations under subsection (a) above are reasonable, especially in light of the Company’s desire to protect its Confidential Information, and that I shall not be precluded from gainful employment if I am obligated not to compete with the Company during the period and as described above. However, should an arbitrator or court nonetheless determine at a later date that such restrictions are unreasonable in light of the circumstances as they then exist, then I agree that this section shall be construed in such a manner as to impose on me such restrictions as may then be reasonable and sufficient to assure Company of the intended benefits of this section.

(f)            I acknowledge that I am advised by the Company of my right to consult with an attorney prior to executing this Agreement, I have had the opportunity to review and reflect on all terms of this Agreement, and I have not been subject to any undue or improper influence interfering with the exercise of my free shall to execute this Agreement.

(g)            Consideration. In exchange for my agreement to the restrictions set forth in this Section 10, I acknowledge that I have received mutually agreeable consideration from the Company in the form of, among other things, a promotion to Chief Executive Officer, a salary increase, an increase in my target bonus opportunity, and certain equity grants. The parties also agree that they may identify additional mutually agreeable consideration from time to time during my employment with the Company, in exchange for my Section 10 restrictions.

(h)            Change in Control; Change in Position. This Section 10 shall not be affected by any change in my position, title, employment or independent contractor classification, compensation, or job responsibilities for so long as I remain an employee or independent contractor of the Company or a Company affiliate, or any successor in interest to either. An affiliate is any entity that controls, is controlled by or is under common control with the Company. Likewise, if control over the assets and/or management of the Company (or the Company affiliate employing or engaging me) is transferred to a third party, I understand and agree that the terms of this Agreement shall continue to apply and shall be automatically assigned to such third party. Further, the terms of the Agreement shall continue to apply notwithstanding any voluntary or involuntary leave of absence that I may take from the Company.

11.	Equitable Remedies.

I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth herein. Accordingly, I agree that if I breach any of such covenants, the Company shall have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief and I hereby consent to the issuance of such injunction and to the ordering of specific performance. I agree that the Company may recover from me its costs and fees, including reasonable attorneys’ fees, relating to its enforcement of any term(s) of this Agreement. In the event the Company enforces this Agreement through a court order, I breach any fiduciary duty to the Company, or I have unlawfully taken, physically or electronically, Company-owned property, I agree that the restrictions of Section 10 shall remain in effect for a period of twelve (12) months from the effective date of the order enforcing the Agreement.

12.	General Provisions.

(a)            At-Will Employment. If I am an employee, this Agreement does not constitute a contract of employment and does not alter in any way my status as an “at will” employee of the Company or imply that my engagement or employment shall continue for any length of time. Accordingly, I understand and acknowledge that either the Company or I may terminate my employment with the Company at any time, for any reason (other than those prohibited by law) or for no reason, with or without cause, and with or without prior notice given.

(b)            Governing Law; Consent to Personal Jurisdiction. This Agreement shall be governed by the laws of the State of Maryland without regard for any conflicts of law principles. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in the State of Delaware for any suit, action or proceeding arising out of or relating to this Agreement to the fullest extent I may do so pursuant to applicable law. The parties agree that any action brought hereunder with respect to Section 10 shall be brought in the State of Delaware, and the state and Federal courts of competent jurisdiction in the State of Delaware shall have exclusive jurisdiction.

(c)            Dispute Resolution. In the event of any dispute arising hereunder between the parties, and if the same is not settled within fifteen (15) days, then either party may demand that the dispute be submitted first to mediation with the American Arbitration Association (“AAA”), or other qualified alternative dispute resolution provider mutually agreed upon by the parties in accordance with the applicable Mediation Rules of AAA and by an independent, qualified mediator selected by AAA. If said mediation fails to resolve the dispute within forty-five (45) days after said election, then the dispute shall be submitted for a binding decision to an independent, qualified arbitrator selected by AAA. The parties to the dispute shall proceed with arbitration in accordance with the applicable rules of the AAA for commercial disputes then in effect, and the decision may be enforced by a court proceeding. Any mediation or arbitration shall be conducted in the State of Maryland. The parties shall each bear equally the cost of AAA and the mediator or arbitrator conducting the proceedings. Nothing herein shall be construed as eliminating the right of the parties to bring an action for injunctive relief in the case of a violation of the terms of this Agreement.

(d)            Survivability. Sections 4 through 12 of this Agreement, inclusive, shall survive and continue in full force following the termination of this Agreement in accordance with their terms and notwithstanding the termination of this Agreement.

(e)            Entire Agreement. This Agreement, along with the Amended and Restated Employment Agreement between me and the Company, sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and therein and supersedes all prior discussions between us; provided, however, prior to the execution of this Agreement, if the Company and I were parties to any agreement regarding the subject matter hereof, that agreement shall be superseded by this Agreement prospectively only. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation shall not affect the validity or scope of this Agreement.

(f)            Severability. Notwithstanding anything herein to the contrary, if one or more of the provisions in this Agreement are deemed to be unreasonable, overbroad, or void by law, including, but not limited to, the covenant not to solicit or compete in Section 10, then such provision shall be amended and revised to comply with the law. All remaining provisions of this Agreement shall continue in full force and effect.

(g)            Successors and Assigns. This Agreement shall be binding upon my heirs, executors, administrators and other legal representatives and shall be for the benefit of the Company, its successors, and its assigns.

(h)            Construction. The language used in this Agreement shall be deemed the language chosen by the parties to express their mutual intent, and no rules of strict construction shall be applied against either party.

(i)            Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable, and all of which together shall constitute one agreement.

AGREED:

/s/ Gene Mack
Signature
Name: Gene Mack, MBA

Date:	April 5, 2024

GAIN THERAPEUTICS, INC.:

/s/ Mathias Alder
By: Matthias Alder
Title: Chief Executive Officer

Date:	April 5, 2024

APPENDIX A

LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP

Please Provide: Title, Date, Identifying Number or Brief Description

1.

2.

3.

Exhibit D

BENEFICIARIES

Primary Beneficiary:

[Name]

[Address

[email]

[mobile phone]

Secondary Beneficiaries (if Primary Beneficiary pre-deceased):

[Name]

[Address

[email]

[mobile phone]